EMPLOYMENT AGREEMENT

(President and Chief Operating Officer)

This employment agreement (this "Agreement"), dated as of June 5, 2005 (the "Effective Date"), is between Analytical Surveys, Inc., a Colorado corporation whose principal executive offices are located in San Antonio, Texas ("Employer"), and Brian Morrow ("Officer") and is being executed on June 23, 2005.

Recitals

A. Employer wishes to retain the services of Officer, and Employer and Officer wish to formalize the terms and conditions of their agreements and understandings.

B. Officer's employment by Employer, the mutual covenants stated in this Agreement, and other valuable consideration, the receipt of which are acknowledged by Officer, are sufficient consideration for this Agreement.

C. This Agreement supersedes and replaces any discussions, understandings, and agreements between Employer and Officer, including the Consulting Agreement dated April 2005.

Agreement

The parties agree as follows:

1. Employment. As of the Effective Date, Employer retains Officer as its President and Chief Operating Officer under the terms of this Agreement.

    Term of Employment. This Agreement will commence on the Effective Date and will continue until terminated pursuant to Paragraph 10.

3. Actions of Employer. All actions by and decisions of Employer contemplated in this Agreement will be made by Employer's Chief Executive Officer.

    Duties of Officer. Officer's principal duties on behalf of Employer as of the date of this Agreement are as President and Chief Operating Officer. In accepting employment by Employer, Officer will undertake and assume the responsibility of performing for and on behalf of Employer whatever duties are necessary and required in the position of President and Chief Operating Officer of Employer. Officer will devote substantially Officer's full time and energies and best effort to the performance of such duties, to the exclusion of all other business activities. Officer will abide by all policies of Employer applicable to employees generally and all policies of Employer applicable to officers of Employer. Without limiting the foregoing, Officer acknowledges that Officer has read Employer's "Policy on Trading in Securities of ASI by Directors, Officers, and Designated Employees," Officer accepts the status of an "Insider" under such policy, and Officer agrees to comply with such policy.

    Duties of Fiduciary and of Loyalty. Officer acknowledges and agrees that, at all times during the employment relationship, Officer owes fiduciary duties to the Company, including, but not limited to, fiduciary duties of the highest loyalty, fidelity and allegiance, to act at all times in the best interests of the Company, to make full disclosure to the Company of all information that pertains to the Company's business and interests, to do no act which would injure the Company's business, its interests, or its reputation, and to refrain from using for Officer's own benefit or for the benefit of others any information or opportunities pertaining to the Company's business or interests that are entrusted to Officer or that he learned while employed by the Company. Officer acknowledges and agrees that, upon termination of the employment relationship, Officer shall continue to refrain from using for his own benefit or the benefit of others, or from disclosing to others, any Confidential Information (as defined in Paragraph 11) or confidential opportunities pertaining to the Company's business or interests that were entrusted to Officer during the employment relationship or that he learned while employed by the Company.

    Conflict of Interest. Officer agrees, during the period of his employment by the Company, to devote his full business time, energy and best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the prior written consent of the Board of Directors. It is agreed that any direct or indirect interest in connection with, or any benefit from, any outside activities, particularly commercial activities, which might in any way adversely affect the Company or any of its affiliates involves a possible conflict of interest. In keeping with Officer's fiduciary duties to the Company, Officer agrees that during the employment relationship Officer shall not knowingly become involved in a conflict of interest with the Company or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Officer agrees that Officer shall disclose to the Board of Directors any facts which might involve such a conflict of interest that has not been approved in writing by the Board of Directors. The foregoing notwithstanding, the Parties recognize and agree that Officer may engage in passive personal investments and charitable or public service activities and serve on the boards of directors of corporations or charities to the extent that such activities do not conflict with the business and affairs of the Company or interfere with Officer's performance of his duties and obligations hereunder.

    Officer's Other Obligations. Officer represents to the Company that he does not have any obligations to or agreements with other persons or entities (regardless of whether Officer believes such obligations or agreements to be enforceable or valid) which may prevent him from performing his duties as stated in this Agreement.

    Location of Employment. Officer will perform the above duties at Employer's offices in San Antonio, Texas. Employer will pay or reimburse Officer for temporary living expenses during the first 60 days of employment.

    Compensation.

    (a) Salary. Employer will pay to Officer $170,000 per annum as salary ("Base Salary"), in accordance with Employer's customary payroll processes and subject to customary withholding. Employer will also pay to Officer $10,000 per annum as relocation bonus, payable in 26 bi-weekly installments or in accordance with Employer's customer payroll processes.

    (b) Stock Options. Officer will be granted an option to purchase 30,000 shares of Common Stock of Employer under the 2003 Stock Option Plan and the Officer and Employee Recruitment Stock Incentive Plan, at an exercise price equal to the fair market value of the Employer's Common Stock on the date of the grant. The vesting period of such stock options will be as follows: options for 7,500 shares will vest at the end of each of the four six month periods in the two years following the date of the grant.

    (c) Incentive Bonus Plan. Employer will establish an incentive bonus plan for Officer in accordance with the bonus provisions set forth in Exhibit 1.

    (d) Vacations. Officer will accrue vacation at a rate of no less than four weeks per 12-months of employment, in accordance with the procedures prescribed by Employer's regular vacation policies established for senior executives. Officer may accrue any unused vacation time from year to year up to a limit of 6 weeks of unused vacation, and Employer will compensate Officer upon termination of employment for any unused vacation time based on Officer's then current Base Salary. Any specific vacation of more than two weeks' duration is subject to the advance approval of Employer, which approval is to be sought from the Chief Executive Officer. In addition, Officer agrees to give the Chief Executive Officer notice in advance concerning any vacation time to be taken, and will confirm with the Chief Executive Officer the actual taking of vacation time promptly after such vacation time is taken.

    (e) Additional Benefits. Officer will be entitled to benefits (which may include hospitalization, medical, disability, profit sharing and retirement plan benefits) in accordance with Employer's policies for persons holding similar executive positions with Employer, as they may be modified by Employer from time to time, as determined by Employer in its sole discretion.

    (f) Reimbursement of Business Expenses. Employer will reimburse all reasonable expenses incurred by Officer on behalf of Employer in connection with Officer's performance of duties under this Agreement, subject in each case to compliance by Officer with any reasonable requirements imposed by Employer (by written Employer policy or by written notice to Officer) concerning submission of invoices, prior approval, tax deductibility of expenses, and similar matters.

    (g) Disability. "Disability" and "Disabled" are defined as set forth in the disability insurance policy of Employer or, if no such policy covers Officer, then "Disability" and "Disabled" are defined as the inability to perform customary functions for up to 90 days in any 12-month period. If Officer becomes Disabled, Disability benefits, if any, will be in the amounts provided for in Employer's Employee Handbook or, if not provided for executive officers in the Employee Handbook, then as otherwise provided to executive officers, as such benefits may be modified by Employer from time to time, as determined by Employer's Board of Directors in its sole discretion.

    (h) Death. In the case of Officer's death, benefits, if any, will be limited to the amounts paid to Officer (or Officer's designated beneficiary) by reason of Employer's group life insurance plan, if any, and any separate life insurance policy that is assigned to Officer or as to which Employer grants to Officer the right to designate the beneficiary.

    Termination and Severance Pay.

    (a) If Employer terminates Officer's employment without Cause, as Officer's exclusive remedy under this Agreement for such termination,

    (i) Officer will receive all earned Base Salary under Section 9(a) and benefits under Section 6(d) and (e) only through the last day of Officer's employment with Employer (as well as reimbursement of expenses incurred through the last day of Officer's employment); and

    (ii) For each of the six successive months immediately following Officer's last day of employment with Employer, Employer (the "Severance Period") will pay to Officer, as severance pay, an amount equal to 100% of Officer's Base Salary then in effect, payable every other Friday, beginning on the first Friday immediately following Officer's last day of employment with Employer on which Officer otherwise would have been paid had Officer's employment not terminated, or in accordance with the Company's then-current payroll cycle.

    (iii) For the Severance Period, Employer will treat Officer as an employee of Employer for purposes of providing benefits to Officer and Officer's family under Employer's group health insurance plan (including vision and dental insurance if it is provided by Employer under its group health insurance plan), to the extent Employer is permitted to do so under its contractual arrangements with the insurers under such fringe benefits plans and under applicable law. If Employer is not able to provide Officer and Officer's family with the same coverage under Employer's group health insurance plan, then Employer will pay for the cost of obtaining health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") during the Severance Period.

    (b) If Employer terminates Officer's employment for Cause or if Officer terminates employment voluntarily,

    (i) Officer will receive all earned Base Salary under Section 6(a) and benefits under Section 9(e) only through the last day of Officer's employment with Employer (as well as reimbursement of expenses incurred through the last day of Officer's employment); and

    (ii) Officer will receive no severance pay.

    Employer may terminate Officer's employment with Employer at any time, for Cause, upon notice to Officer. "Cause" means (1) any fraud, theft or intentional misappropriation perpetrated by Officer against Employer; (2) conviction of Officer of a felony; (3) a material and willful breach of this Agreement by Officer, if Officer does not correct such breach within a reasonable period after Employer gives notice to Officer (with such notice to specify in reasonable detail the action or inaction that constitutes such breach); (4) willful or gross misconduct in any material manner by Officer in the performance of duties under this Agreement; or (5) the chronic, repeated, or persistent failure of Officer in any material respect to perform Officer's obligations as an executive officer of Employer (other than by reason of a disability as determined under common law or any pertinent statutory provision, including without limitation the Americans With Disabilities Act), if Officer does not correct such failure within a reasonable period after Employer gives notice to Officer (with such notice to specify in reasonable detail the action or inaction that constitutes such failure). Employer and Officer agree that the provisions of (5) are not intended to provide grounds for a termination for Cause merely because of a failure on the part of Officer to satisfy performance goals set by Employer as long as Officer is performing services in a manner reasonably expected of an executive officer.

    Confidential Information, Trade Secrets and Inventions.

    (a) Confidential Information. Officer acknowledges that information, observations, and data obtained by Officer, concerning the business or affairs of Employer, constitute confidential information, are trade secrets, are the property of Employer, and are essential and confidential components of Employer's business. For as long as Officer is employed by Employer and for a period of two years thereafter, Officer will not directly or indirectly disclose to any person or use any of such information, observations or data, except in the course of Officer's employment with Employer, and except to the extent that:

    (i) the information was within the public domain at the time it was provided to Officer;

    (ii) the information was published or otherwise became part of the public domain after it was provided to Officer through no fault of Officer;

    (iii) the information already was in Officer's possession at the time Employer disclosed it to Officer, was not acquired by Officer directly or indirectly from anyone with a duty of confidentiality to Employer, and was not acquired by Officer under circumstances in which Officer already was an employee of or a consultant to Employer, or had a duty of confidentiality to Employer;

    (iv) the information after the Effective Date becomes available to Officer from a source other than Employer, which source did not acquire the information directly or indirectly from anyone with a duty of confidentiality to Employer; or

    (v) the information is required to be disclosed (A) by any federal or state law rule or regulation, (B) by any applicable judgment, order, or decree of any court, governmental agency or arbitrator having or purporting to have jurisdiction in the matter, or (C) pursuant to any subpoena or other discovery request in any litigation, arbitration or other proceeding, but if Officer proposes to disclose the information in accordance with (A), (B), or (C), Officer will first give Employer reasonable prior notice of the proposed disclosure of any such information so as to provide Employer an opportunity to consult with Officer as to the applicability of such law, rule, or regulation or to appear before any court, governmental agency, or arbitrator in order to contest the disclosure, as the case may be, and prior to any such disclosure will redact such information to the maximum extent permissible.

    The foregoing provisions regarding the disclosure and use of confidential information are not intended to have the effect of binding Officer to a covenant against competition after the term of this Agreement (as Officer has not agreed to be bound by a covenant against competition after the term of this Agreement). Accordingly, the foregoing confidentiality and non-use provisions are to be interpreted in such a manner that Officer will not be prohibited from utilizing general information and know-how that Officer gained in the course of providing services to Employer and that thereby became a part of Officer's base of knowledge and experience, but will be prohibited from using specific confidential information (such as information concerning pricing or structure of customer contracts that Employer, salary and benefits information, know-how that was developed by Employer and relates to specific projects, or the like) in a manner that would be unfair to Employer and to which competitors of Employer would not lawfully be able to obtain access.

    (b) Inventions. For purposes of this Section 11, "Invention" means any invention, improvement, discovery or idea (whether patentable or not, and including those which may be subject to copyright protection) generated, conceived or reduced to practice by Officer alone or in conjunction with others and which relates to any substantial degree to the business conducted by Employer, during or after normal business hours, whether prior to Effective Date while Officer was an employee of Employer (or any predecessor) or during the term of this Agreement, and all associated rights to patents, copyrights and applications for such rights. "Invention" does not mean any invention, improvement, discovery or idea (whether patentable or not, and including those which may be subject to copyright protection) generated, conceived, or reduced to practice by Officer alone or in conjunction with others, after normal business hours, which would not be used or useful in the business of Employer. Officer will promptly disclose to Employer in writing all Inventions. All Inventions are the exclusive property of Employer and are deemed assigned to Employer. For as long as Officer is employed by Employer and for a period of two years thereafter, Officer will, at Employer's reasonable expense, provide Employer with all assistance it requires to protect, perfect and use its rights to and its interest in Inventions anywhere in the world and to vest in Employer such rights and interest.

    (c) Return of Documents, Etc. Immediately upon termination of Officer's employment with Employer or at any time upon notice to Officer from Employer, Officer will deliver to Employer all memoranda, notes, plans, records, reports, and other documents and information provided to Officer by Employer or created by Officer in connection with Officer's employment, and all copies of all such documents in any tangible form which Officer may then possess or have under Officer's control, and will destroy all of such information in intangible form which is in Officer's possession or under Officer's control.

    (d) Survival of Obligations Upon Officer's Termination. The obligations of Officer in this Section 11 will survive the termination of Officer's employment with Employer for the periods specified above, whether such termination is for any reason whatsoever or for no reason, and whether initiated by Officer or by Employer, and will continue for such periods until Employer consents in writing to the release of Officer's obligations under this Agreement.

    (e) Remedy for Breach. Both Officer and Employer expressly acknowledge that the subject matter of this Agreement is unique, and that any breach of Officer's obligations under this Section 11 is likely to result in irreparable injury to Employer, and the parties therefore expressly agree that either party will be entitled to obtain specific performance of this Agreement through injunctive relief and such ancillary remedies of an equitable nature as a court may deem appropriate. Such equitable relief will be in addition to, and the availability of such equitable relief will not preclude, any legal remedies or other remedies which might be available to such party. If Officer breaches any provisions in this Section 11, Employer is entitled to apply for equitable relief in any court of competent jurisdiction prior to initiation of arbitration. Employer's application for temporary injunctive relief will not limit Employer from pursuing any other available remedies for such breach.

    Severability. Each provision of this Agreement, including particularly, but not solely, the provisions of Section 11, is intended to be severable, and if any portion of this Agreement is held invalid, illegal, unenforceable or void for any reason, the remainder of this Agreement will nonetheless remain in full force and effect. Any portion held to be invalid, unenforceable, or void will, if possible, be deemed amended or reduced in scope, but such amendment or reduction in scope will be made only to the minimum extent required for purposes of maximizing the validity and enforceability of this Agreement.

    General Acknowledgments. Officer and Employer expressly agree that the restrictions on Officer's activities imposed under Section 11 are reasonable and necessary to protect the trade secrets of Employer. The parties expressly agree that (i) Officer is benefited by these restrictions, insofar as other persons in similar managerial positions with Employer have entered or will enter into similar agreements with Employer, and (ii) these restrictions are reasonable and necessary to protect Employer and its subsidiaries from loss of property rights and from competing efforts. The parties further expressly agree that, if any court of competent jurisdiction determines that any provision of Section 11 is unreasonable, the court will not declare the provision invalid, but rather will reform and modify the provision, and enforce the provision, to the maximum extent permitted by law. The existence of any claim or cause of action of Officer against Employer, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Employer of the provisions of Section 11.

    Non-Waiver. The failure to enforce any right arising under this Agreement or any similar agreement on one or more occasions will not be deemed or construed to be a waiver of that right under this Agreement or any other agreement on any other occasion, or of any other right on that occasion or any other occasion.

    Successors and Assigns. This Agreement is binding upon, and will inure to the benefit of, Employer and Officer, and their respective heirs, personal and legal representatives, successors, and assigns and is binding upon and will inure to the benefit of any person or entity succeeding Employer, by merger, consolidation, purchase of assets or stock, or otherwise, but the interests of Officer under this Agreement are not subject to the claims of Officer's creditors, and may not be voluntarily or involuntarily assigned, alienated or encumbered, except as required by law.

    Integration Clause and Modification. This Agreement is the complete and exclusive statement of the agreement between the parties and supersedes all proposals, prior agreements, and all other communications between the parties, oral or in writing, relating to the subject matter of this Agreement. This Agreement may be amended or superseded only by an agreement in writing, signed by Officer and an executive officer of Employer.

    Notices. All notices, requests, demands, claims, and other communications under this Agreement must be in writing. Any notice, request, demand, claim, or other communication under this Agreement will be deemed duly given only if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier, or by telecopy or facsimile, and must be addressed to the intended recipient as follows:

    If to Employer, to:

    Analytical Surveys, Inc.

    9725 Datapoint Drive, Suite 300B

    San Antonio, TX 78229

    Attention: Chief Executive Officer

    with a copy to:

    Chairman of the Compensation Committee of Board of Directors, or if no Compensation Committee, then to the Chairman of the Board of Directors

    At the address of such person to which the Company normally sends communications relating to the Board of Directors and with a copy to:

    Tim Tuggey

    Loeffler Tuggey Pauerstein Rosenthal LLP

    755 E. Mulberry Ave., Ste. 200

    San Antonio, Texas 78212

    If to Officer: to Officer's residence, as shown on Employer's records.

    Notices will be deemed given and received three days after mailing if sent by certified mail, when delivered if sent by courier, and one business day after receipt of confirmation by person or machine if sent by telecopy or facsimile transmission. Either party may change the address to which notices, requests, demands, claims and other communications under this Agreement are to be delivered by giving the other party notice in the manner set forth above.

    Applicable Law, Jurisdiction and Mandatory Forum. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas. Any suit by either Party to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder must be brought in any state or federal court of competent jurisdiction in Texas.

    Acknowledgment by Officer. Officer has been afforded the opportunity to read, reflect upon and consider the terms of this Agreement, has been afforded the opportunity to discuss this Agreement with Officer's attorney or other advisor or counselor, has read this entire Agreement, fully understands its terms, has voluntarily executed this Agreement, and has retained one executed copy of this Agreement for Officer's records.

ACCEPTED AND AGREED: ACCEPTED AND AGREED:

ANALYTICAL SURVEYS, INC.

By: By:

Name: Lori Jones, Chief Executive Officer Name: Brian Morrow

EXHIBIT 1

Bonus Provisions

An annual incentive bonus plan will be established each fiscal year, naming specific corporate objectives, with a target of $100,000. The incentive bonus for fiscal 2005 is prorated to reflect four months of employment, or $30,000. The fiscal 2005 corporate objective is shareholder approval of a board-approved acquisition.